UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]	Definitive Information Statement

BWI HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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INFORMATION STATEMENT
Pursuant to Regulation 14C of the Securities Exchange Act of 1934

BWI HOLDINGS, INC.
3915 – 61st Avenue S.E.
Calgary, Alberta
Canada T2C 1V5

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being circulated to the shareholders of BWI Holdings, Inc., a Nevada corporation (which we refer to in this information statement as “we”, “us”, or “our”), in connection with the taking of corporate action without a meeting upon the written consent (the "Written Consent") of the holders of a majority of the outstanding shares of our $0.0001 par value common stock (the "Common Stock"). The names of the shareholders who will be signing the Written Consent and their respective equity ownership are as follows: (i) Ilia Khassidov holding of record 70,000,000 shares of Common Stock (88.1%); and (ii) Jim Can holding of record 725,510 shares of Common Stock (0.91%); and (iii) Can Holdings Ltd. holding of record 2,719,156 shares of Common Stock (3.4%).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

As more completely described below, the matter upon which action is proposed to be taken is to adopt an amendment (the “Amendment”) to our Articles of Incorporation, as amended (the “Articles”), to: (i) increase our authorized capital structure by increasing the number of authorized shares of common stock, par value $0.0001 (the “Common Stock”), from 100,000,000 shares of Common Stock to 500,000,000 shares of Common Stock; and (ii) change our name from BWI Holdings Inc. to “Aquasil International Inc.”

The date, time and place at which action is to be taken by written consent on the matters to be acted upon, and at which consents are to be submitted, is January 26, 2011 at 10:00 a.m. (Central Time) at 3915 – 61st Avenue S.W, Calgary, Alberta, Canada T2C 1V5.

This information statement is being first sent or given to security holders on approximately January 15, 2011.

At least 20 days after the mailing of this information statement, we intend to file a certificate to accompany amended articles with the Nevada Secretary of State for effecting the amendment as described above. Such amendment will become effective when the certificate to accompany amended articles is filed with the Nevada Secretary of State.

Please note that this is not a request for your vote or a proxy statement, but rather an information statement designed to inform you of the proposed amendment and restatement of our articles of incorporation. No action is requested or required on your part.

Record Date and Voting Securities

On January 3, 2011, the Board of Directors authorized and approved, subject to shareholder approval, the corporate action, which the Board of Directors deemed to be in our best interests and our shareholders. The Board of Directors further authorized the preparation and circulation of this information statement and a shareholders' consent to the holders of a majority of the outstanding shares of our Common Stock.

There are currently 79,498,063 shares of our Common Stock outstanding, and each share of Common Stock is entitled to one vote. The Written Consent of ten (10) or less of our shareholders holding at least 39,749,032 shares of the Common Stock issued and outstanding is necessary to approve the matters being considered. The record date for determining shareholders entitled to vote or give Written Consent is January 3, 2011 (the "Record Date"). Except for the Common Stock, there is no other class of voting securities outstanding at this date.

The matters upon which action is proposed to be taken is the approval of the Amendment to our Articles to: (i) increase the authorized capital structure of the Company by increasing the number of authorized shares of Common Stock from 100,000,000 shares of Common Stock to 500,000,000 shares of Common Stock; and (ii) change the name of the Company from BWI Holdings Inc. to “Aquasil International Inc.”

The cost of this Information Statement, consisting of printing, handling and mailing of the Information Statement and related material, and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding the Information Statement to the beneficial owners of the shares of Common Stock, will be paid by us.

Effective Date of the Amendment of Our Articles of Incorporation

To effect the amendment of our articles of incorporation as described above, we have to file our amended articles of incorporation with the Nevada Secretary of State. We intend to file our amended articles of incorporation with the Nevada Secretary of State at least 20 calendar days after the mailing of this information statement to our stockholders.

The full text of our amended articles of incorporation approved by our board of directors and the holders of the majority of the outstanding shares of our common stock is attached to this information statement as Schedule “A”.

Increase in the Number of Authorized Shares of Our Common Stock from 100,000,000 to 500,000,000

Our board of directors have approved an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 500,000,000 shares of common stock.

Our articles of incorporation, as amended, currently provide for authorized capital stock consisting of 100,000,000 shares of common stock with a par value of $0.0001 per share, and 20,000,000 shares of preferred stock with a par value of $0.001. As of January 3, 2011, we had 79,498,063 shares of our common stock issued and outstanding.

Our board of directors believes that it is necessary and prudent to amend our articles of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 500,000,000 shares of common stock to allow us to issue additional shares of our common stock for the purposes described below, and for any other lawful purpose.

Purpose and Effect of Increase in the Number of Authorized Shares of Our Common Stock

Our board of directors believes that an increase in the number of authorized shares of our common stock will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. The increased reserve of shares available for issuance would give us the flexibility of using our common stock to raise capital and/or as consideration in acquiring other businesses.  Shares of our common stock carry no pre-emptive rights to purchase additional shares.

The increased reserve of shares available for issuance may also be used to facilitate public or private financings.  If sufficient operating funds cannot be generated by operations, we may need to, among other things, issue and sell our unregistered common stock, or securities convertible into our common stock, in private transactions. Such transactions might not be available on terms favorable to us, or at all. We may sell our common stock at prices less than the public trading price of our common stock at the time, and we may grant additional contractual rights to purchase our common stock not available to other holders of our common stock, such as warrants to purchase additional shares of our common stock or anti-dilution protections. We have no agreements in place for any financing at this time and have no agreements at this time to issue any of the additionally available authorized shares of our common stock for any financing. However, if we do not raise financing in the very near future, we may be unable to comply with our obligations and to continue operations of any kind.

We may seek opportunities to market and distribute our “Mineral Spring Water” or to acquire more business prospects. Such business prospects may be effected using shares of our common stock or other securities convertible into our common stock and/or by using capital that may need to be raised by selling such securities.  The current number of available authorized shares of our common stock limits our ability to effectuate such business prospects using shares of our common stock or issuing shares to raise capital to fund such expenses or for other purposes. In the event we were to successfully complete the business prospect, of which there is no assurance, we may as part of the prospect or venture be required to issue shares of our common stock which would consequently dilute the holdings of our current stockholders.

In addition, the increased reserve of shares available for issuance may be used for granting equity incentive awards to or compensating our directors, officers, employees and consultants, and those of our subsidiaries.  Our board of directors believes that it is critical to incentivize our directors, officers, employees and consultants, to increase our revenues and profitability, if any, and as a result, our market value, through equity incentive awards. Such equity incentive awards may also be used to attract and retain employees or in connection with potential acquisitions if we grant options to the employees of the acquired companies. Our board of directors believes that our ability to achieve our growth strategy may be impaired without additional authorized shares of our common stock that could be used to provide such equity incentives. We may also use the increased reserve of shares available for issuance to compensate our directors, officers, employees and consultants. We have no intentions at this time to issue any of the additionally available authorized shares of our common stock for granting equity incentive awards to our directors, officers, employees or consultants. However, we may owe our directors and officers considerable amounts and we may attempt to come to agreements with our directors and officers to compensate them for such services, at least in part, by payment of common shares.

The flexibility of our board of directors to issue additional shares of our common stock could also have an anti-takeover effect and enhance our ability to negotiate on behalf of our stockholders in a takeover situation.  The authorized but unissued shares of our common stock could be used by our board of directors to discourage, delay or make more difficult a change in the control of our company.  For example, such shares could be privately placed with purchasers who might align themselves with our board of directors in opposing a hostile takeover bid.  The issuance of additional shares could serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock.  Therefore, the increased reserve of shares available for issuance could facilitate future efforts by our board of directors to deter or prevent changes in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. The increase in our authorized capital stock, however, is not being effected in response to any effort of which we are aware to accumulate shares of our common stock or to obtain control of us.

The availability of additional shares of our common stock is particularly important in the event that our board of directors needs to undertake any of the foregoing actions on an expedited basis and therefore needs to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated action.  Upon the effectiveness of the amendment and restatement of our articles of incorporation, our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of our common stock, except as may be required by applicable laws or rules.

The possible future issuance of shares of equity securities consisting of our common stock could affect our current stockholders in a number of ways, including the following:

•	Diluting the voting power of the current holders of our common stock;

•
diluting the market price of our common stock, to the extent that the shares of our common stock are issued and sold at prices below current trading prices of our common stock, or if the issuance consists of equity securities convertible into our common stock, to the extent that the securities provide for the conversion into our common stock at prices that could be below current trading prices of our common stock;

•	diluting the earnings per share and book value per share of the outstanding shares of our common stock; and

•	Making the payment of dividends on our common stock potentially more expensive.

Other than as disclosed above, we have no intentions, plans, proposals or arrangements, written or otherwise, at this time to issue any of the additionally available authorized shares of our common stock.

Description of Securities

Our current authorized capital stock consists of 100,000,000 shares of common stock with a par value of $0.0001 per share. Our board of directors and the holders of the majority of the outstanding shares of our common stock have approved an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 500,000,000 shares of common stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our bylaws provided that, generally, when a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy is sufficient to elect members of our board of directors or to decide any question brought before such meeting. Our bylaws provided that, generally, the holders of at least one third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business. Our articles of incorporation do not provide for cumulative voting in the election of directors. In addition, our bylaws provided that, generally, any action which may be taken by the vote of the stockholders at a meeting may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power. Our board of directors by a majority vote at any meeting may amend our bylaws. Also any action required or permitted to be taken at any meeting of our board of directors may be taken without a meeting if a written consent thereto is signed by all members of our board of directors and such written consent is filed with the minutes of proceedings of our board of directors. Upon dissolution and liquidation, the holders of our common stock are entitled to share ratably in all net assets available for distribution to our stockholders after payment to creditors. The holders of our common stock are entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Preferred Stock

Our Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, but not to exceed on vote per share, or without voting powers and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors and as are not stated and expressed in the Certificate of Incorporation, as amended.

Purpose and Effect of Changing our Name from BWI Holdings Inc to Aquasil International Inc.

Stock Exchange Agreement/Assignment

Effective December 30, 2010, we entered into a stock exchange agreement (the “Stock Exchange Agreement”) with Aquasil Inc., a New York corporation (“Aquasil”), and Ilia Khassidov, the sole shareholder of Aquasil (the “Aquasil Shareholder”). In accordance with the terms and provisions of the Stock Exchange Agreement, we acquired one hundred percent (100%) of the total issued and outstanding shares of common stock of Aquasil held of record by the Aquasil Shareholder in exchange for issuance of an aggregate 70,000,000 shares of our restricted common stock to the Aquasil Shareholder.

Aquasil previously had entered into that certain license agreement dated October 25, 2010 (the “License Agreement”) with Khasid ICT, a corporation organized under the laws of Tajikistan (“Khasid”), pursuant to which Khasid as the sole and exclusive owner of all formula ownership rights to that certain formula serial no. ROSS TJ 72 N00422 (the “Formula”) granted to Aquasil all right, title and interest in and to the Formula. This Formula is used in the marketing and distribution of “Mineral Silver Water”. Aquasil granted to us all of its right, title and interest in and to the Formula as evidenced by the License Agreement. Therefore, effective December 30, 2010, we entered into an assignment agreement with Aquasil (the “Assignment”). In accordance with the terms and provisions of the Assignment, Aquasil assigned to us all of its right, title and interest in and to the Formula and the License Agreement.

Business Operations

We will engage in the marketing and distribution of “Mineral Silver Water”. Water is life – this is an ancient eastern wisdom. This saying is also true for our days. The technological influence of the humankind on the environment has potentially reached threatening levels.  The use of pesticides in the agriculture, the influence of chemical production, auto transport, worn-out utility lines – this list of the factors which decrease the quality of the water is far from complete. Based on United Nations data, management believes that inhabitants of our planet experience the deficit of water and about 70% of inhabitants consume drinking water of poor quality. With each year the problem of water consumption becomes increasingly urgent, especially in the arid regions of Asia, Africa, etc. The situation here can be described as very pressing, both in the sense of scarcity and quality of water.

Within developed nations, management believes that about 92% of population use for consumption purchased purified water with a stable content of calcium, magnesium, iodine, fluorine and other most important microelements. The concentration of microelement is the most important factor which highly varies in various types of water sold in the stores, starting with almost completely distilled one, obtained by the technology of reverse osmosis, and ending with a very hard one, which is obtained practically without any additional treatment and processing from various underground springs. In the process of estimating the degree of the risk from the nature of undesirable admixtures in the water, the most important role is played by microbiological pollution. Thus, the studies of Dr. Robert Tardiff from the USA showed that the danger of contracting a disease from the microbiologically contaminated water is thousand times higher (up to hundred thousand times) than from the pollution of water by the chemical compounds of various nature.

The government of Republic of Tadzhikistan has been trying to solve the problems of this nature for many years. Tadzhikistan is located in the southeast Central Asia. Tadzhikistan is rich in various mineral waters. Many types of mineral waters are found distinguished by the specific components - carbonate, hydrogen sulfide, iodine-brome, siliceous, radon and also by the level of mineralization - from fresh water to the highly strong brines; by the content of gases - carbonate, hydrogen sulfide, nitric, methane; by the temperature - from cold to very hot. In the Republic of Tadzhikistan, there are registered more than 200 springs. In the regions of paleozoic deposits and magmatic rock there are noted 86 natural yields of carbonate and nitric waters, about 70 of them are located on the Pamirs. The high-yielding springs – Obigarm, Hodja -Obigarm - are located within the limits of Gissar ridge. The gorge Vardob is also located there. The Varzobok gorge contains seven mountain rivers: Varzob (High water}, Simigandzh, Sieme, Vakhsh, Siyi, Amoo, Sokkhab. Pristine beauty of the surrounding nature, region of high mountains, complete absence and remoteness of the industrial centers serves as the reliable protection of the water from the polluting environmental effects.

In this remote location, Khasid has acquired a section of land and constructed a water intake facility with environmentally protected conservation zone on the basis of the natural, self-effusing spring, with the debit of water 50 m3 in a 24 hour period, which ensures intake and dispatch of the superb, ecologically clean mineral water " Mineral Silver Water" with the natural silver content. At the same time, at the distance of 30 km from the mineral spring in the city of Dushanbe, Khasid has built a plant, equipped with the continuous production cycle facilities for the production of PET bottles, bottling and packing of the finished product. Distribution of the finished product is carried out through the network of retail outlets and the foreign Embassies of the city and the republic.

"Mineral Silver Water" - natural water - contains vitally important set of mineral substances and microelements, which is needed daily for the normal functioning of the human body. Chemical composition of the water “Mineral Silver Water” is determined on July 6, 2007 by Experimental Laboratory of the Standardization, Metrology, Certification Academy of Russia.

 IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors and executive officers, their ages and positions held are as follows:

Name	Age	Position
Ilia Khassidov	43	President, Chief Executive Officer and a Director
Kendall Dilling	42	Director
Bruce Milroy	50	Chief Financial Officer
Robert Baker	41	Director
Bransilav Jovanovic	45	Chief Operating Officer

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

Ilia Khassidov. President/Chief Executive Officer and a Director. Ilia Khassidov has been the chief executive officer and a director of Aquasil. During the past ten years, Mr. Khassidov has managed and controlled several companies ranging from natural resource development, including marble and granite reserves, to Aquasil, which has developed a mineral water containing real silver compounds in order to fight bacteria in the human body. Mr. Khassidov’s controls and manages Khasid, which has acquired a section of land and constructed a water intake facility with environmentally protected conservation zone on the basis of the natural, self-effusing spring, with the debit of water 50 m3 in a twenty-four hour period, which ensures intake and dispatch of the superb, ecologically clean mineral water "Mineral Silver Water" with the natural silver content. Mr. Khassidov has also constructed office buildings and facilities, namely, contemporary administrative two-story building with improved sanitary facilities, buildings, container production facilities, facilities for water bottling and packaging of final product, warehouse and utility systems with a total area of 2400 m2.

Mr. Khassidov is a well-known businessman in his native Tajikistan former republic of the Soviet Union.  Mr. Khassidov has had great success with the “Mineral Silver Water” in Tajikistan and throughout Europe and intends to expand the market into North America by engaging in large scale marketing campaigns ranging from TV commercials to sporting events and celebrity endorsements.

Kendall Dilling, Secretary, Treasurer and Director. Mr. Dilling is one of the founding owners of Budget Waste and a member of the Board of Directors. Kendall holds BSC, BA and MBA degrees from the University of Calgary and has 15 years of experience in the oil and gas industry.  Kendall is currently a General Manager with Synenco Energy, a public oil sands company where he started in May 2006.  During the period from 2004 to 2006, he was a Business Development Analyst for ConocoPhilips Canada.  He was Senior Environmental Advisor with EnCana Corporation during the years from 2001-2004.  Kendall brings a wealth of industry knowledge and business acumen to Budget Waste.

Bob Baker, Director.  Mr. Baker has owned and operated Baker Plumbing & Heating Ltd. for the past twelve years in Calgary.  He employs fifteen people in the operation.

Branislav Jovanovic, Chief Operating Officer.  Mr. Jovanovic has worked for the company since May 2006.  For the past four years, he has owned and operated a restaurant in Calgary.

Bruce Milroy, Chief Financial Officer. Mr. Milroy has worked for the company since March 2008 and is a member of the Institute of Chartered Accountants of British Columbia. Mr. Milroy holds MBA and BASc degrees from the University of British Columbia and has 18 years of experience in public company auditing.

FAMILY RELATIONSHIPS

There are no family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

As of the date of this Information Statement, we have not established an audit committee. We intend to establish an audit committee during fiscal year 2011. The Audit Committee's primary function will be to provide advice with respect to our financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. The Audit Committee's primary duties and responsibilities will be to: (i) serve as an independent and objective party to monitor our financial reporting process and internal control system; (ii) review and appraise the audit efforts of our independent accountants; (iii) evaluate our quarterly financial performance as well as our compliance with laws and regulations; (iv) oversee management's establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent accountants, management and the Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our Chief Executive Officer and those executive officers that earned in excess of $100,000 during fiscal year ended March 31, 2010 (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year Ended March 31,	Salary $	Bonus $	Stock awards $	Option awards $	Nonequity incentive plan compensation $	Nonqualified deferred compensation earnings $	All other compensation $	Total $
Jim Can, prior CEO	2010	80,000	Nil	Nil	Nil	Nil	Nil	Nil	80,000
Branislav Jovanovic, COO	2010	84,500	Nil	Nil	Nil	Nil	Nil	Nil	84,500
Bruce Milroy, CFO	2010	58,250	Nil	Nil	Nil	Nil	Nil	Nil	58,250
Kendall Dilling, Director	2010	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Bob Baker, Director	2010	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

STOCK OPTIONS/SAW GRANTS IN FISCAL YEAR ENDED MARCH 31, 2010

We have not granted any stock options to any of our officers, directors or key employees since inception.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

As of the date of this Information Statement, the following table sets forth certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of the date of this Information Statement, there are 79,498,063 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership
Directors and Officers:
Ilia Khassidov 380 Lexington Avenue, 17th Floor New York, New York 10168	70,000,000	88.1%
Robert Baker 3915 61st Avenue SE Calgary, Alberta Canada T2C 1V5	-0-	0%
Kendall Dilling 3915 61st Avenue SE Calgary, Alberta Canada T2C 1V5	-0-	0%
Bruce Milroy 3915 61st Avenue SE Calgary, Alberta Canada T2C 1V5	-0-	0%
Branislav Jovanovic 3915 61st Avenue SE Calgary, Alberta Canada T2C 1V5	-0-	0%
All executive officers and directors as a group (5 persons)	70,000,000	88.1%
Beneficial Shareholders Greater than 10%
None

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this Current Report. As of the date of this Current Report, there are 79,498,063 shares issued and outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except for the transactions described below, none of our directors, officers or principal stockholders, nor any associate or affiliate of the foregoing, have any interest, direct or indirect, in any transaction or in any proposed transactions, which has materially affected or will materially affect us during fiscal year ended March 31, 2010.

We have had transactions with various related parties, including our officers, directors and significant shareholders and companies controlled by shareholders, directors or family members, and a company controlled by the spouse of a shareholder. These transactions are in the normal course of operations and are transacted at the exchange amount agreed to by the related parties.

	2010	2009
Included in accounts receivable	$-	$212,165
Included in accounts payable	5,931	16,613
Included in obligations under capital lease	919,989	1,087,748
Transactions during the year
Equipment purchased and sold	-	224,521
Supplies	-	10,736
Lease payments	78,571	54,977
Rent	82,472	10,657
Repairs	172,710	137,189
Loan interest	-	87,207

During fiscal year ended March 31, 2009, we sold property to a related party. The property was independently appraised at $541,741. We recognized a gain of $317,220 on this sale.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO
MATTERS TO BE ACTED UPON

As of the date of this Information Statement, there are no persons identified by our management who have an interest in the matters to be acted upon nor who are in opposition to the matters to be acted upon.

As of the date of this Information Statement there are no persons who have been one of our directors or officers since the beginning of the last fiscal year or are currently one of our directors or officers that oppose any action to be taken by us.

APPROVAL OF AN AMENDMENT (THE “AMENDMENT”) TO THE COMPANY’S ARTICLES OF INCORPORATION, AS AMENDED (THE “ARTICLES”), TO: (i) INCREASE THE AUTHORIZED CAPITAL BY INCREASING THE SHARES OF
COMMON STOCK FROM 100,000,000 TO 500,000,000 SHARES OF COMMON STOCK; AND (ii) CHANGE THE NAME FROM BWI HOLDINGS INC. TO AQUASIL INTERNATIONAL INC.

Under our Articles of Incorporation as presently in effect, we have 100,000,000 shares of authorized Common Stock. As of the mailing date of this Information Statement, 79,498,063 shares of our Common Stock were issued and outstanding.

Under our Articles of Incorporation as presently in effect, our name is BWI Holdings Inc.

BOARD APPROVAL

 Based upon review of a wide variety of factors considered in connection with its evaluation of the Amendment, the Board of Directors of the Company believes that it would be in the best interests of the Company and its shareholders to effectuate the Amendment. The Board of Directors recommends approval of the Amendment to the Articles to increase the authorized capital structure by increasing the shares of Common Stock from 100,000,000 shares to 500,000,000 shares of Common Stock and to change the name from BWI Holdings Inc. to Aquasil International Inc.

PROPOSALS BY SECURITY HOLDERS

The Board of Directors does not know of any matters that are to be presented to the shareholders for their approval and consent pursuant to the Written Consent of Shareholders other than those referred to in this Information Statement. If any shareholder entitled to vote by written authorization or consent has submitted to the Company a reasonable time before the Information Statement is to be transmitted to shareholders a proposal, other than elections to offices, such proposal must be received at our offices, located at 3915 – 61st Avenue S.E., Calgary, Alberta Canada T2C 1V5 President, not later than January 24, 2011.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
SHARING AN ADDRESS

One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon receipt of such notice, we will undertake to deliver promptly a separate copy of the Information Statement to the shareholder at a shared address to which a single copy of the documents was delivered and provide instructions as to how the shareholder can notify us that the shareholder wishes to receive a separate copy of the annual report on Form 10-K or the Information Statement. In the event a shareholder desires to provide such notice to us, such notice may be given by mail to located at 3915 – 61st Avenue S.E., Calgary, Alberta Canada T2C 1V5.

                                                                                     By Order of the Board of Directors

                                                                                     Ilia Khassidov,
                                                                                     President/Chief Executive Officer